PRESS RELEASE FOR    EAGLE BANCORP, INC
IMMEDIATE RELEASE    CONTACT:
    David G. Danielson
April 21, 2021    240.552.9534

EAGLE BANCORP, INC. ANNOUNCES RECORD NET INCOME FOR
FIRST QUARTER 2021 OF $43.5 MILLION OR $1.36 PER SHARE
TOTAL ASSETS CONTINUED TO EXCEED $11 BILLION
BETHESDA, MD, Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced record net income of $43.5 million for the first quarter of 2021, as compared to $23.1 million net income for the first quarter of 2020, an 88% increase. Net income per basic and diluted common share for the first quarter of 2021 was $1.36 compared to $0.70 for the first quarter of 2020, a 94% increase. The increase in earnings is largely due to the first quarter of 2021 including a reversal of the provision for credit losses and significant gain on sale of residential mortgages, whereas the first quarter of 2020 included provisions for credit losses at the beginning of the COVID-19 pandemic, as well as, mark-to-market losses related to a hedge position on mortgage operations.
First Quarter 2021 Highlights
•Income Statement
◦Net income of $43.5 million
◦Total revenue of $93.2 million (up 9.4% from a year ago)
◦Reversal of allowance for credit losses of $2.4 million
◦Net interest margin of 2.98%
◦Return on average assets ("ROAA") of 1.53%
◦Return on average common equity ("ROACE") of 14.05%
◦Return on average tangible common equity ("ROATCE") of 15.33%1
◦Efficiency ratio of 40.7%
•Balance Sheet
◦Assets of $11.1 billion
◦Book value per share of $39.45 (up 9.2% from a year ago)
◦Tangible book value per share of $36.16 (up 10.0% from a year ago)1
◦Total risk based capital ratio of 17.86%
◦Annualized net charge-off ratio to average loans of 0.27%
◦Nonperforming assets to total assets of 0.51%
◦Allowance for credit losses to total loans of 1.36%
1 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended the first quarter of 2021 with record net income, continued strengthening in asset quality and a high level of capital. Earnings included a reversal to the allowance for credit losses as our outlook on the economy has improved, and another large gain on sale of residential mortgages from our residential mortgage division, which continues to generate strong results. For the quarter, we generated net income of $43.5 million with an ROAA of 1.53%, ROACE of 14.05% and a ROATCE2 of 15.33%."

"These earnings continue to demonstrate balanced financial performance including our ability to manage an efficient bank and we remain a leader among our peers with an efficiency ratio for the quarter of 40.7%. As an example of our expense management, during the quarter we relocated two branches with expiring leases to better locations nearby and consolidated two back-office locations, also with expiring leases, into a single new location, saving about $460,000 annually in rental expenses."

"While loan demand remains challenged during the pandemic, our earnings continue to generate capital that we expect will enable us to hit the ground running when economic activity and business openings expand. We believe the Washington, D.C. area is one of the most resilient and strongest economies in the nation and we remain optimistic about the reopening of businesses, and the positive impact the government stimulus will have on the regional economy. At quarter end, our shareholders equity reached $1.26 billion and our total risk-based capital was 17.86%. This gives us the ability to originate loans for large commercial projects, as well as a lot of runway to grow the loan portfolio when economic conditions improve and more opportunities arise."

"For our shareholders, at the end of the quarter our board increased the dividend to $0.25 per share, our first increase since the dividend was re-instituted in the second quarter of 2019. We also authorized a new stock repurchase plan in December 2020."

"We once again thank all of our employees for their commitment and diligence in serving the needs of our clients and communities and following safe health practices. As we look toward summer with optimism, we remain focused on strong and balanced operating performance. We will continue to proactively manage any asset quality concerns while delivering best-in-class service to our customers. We will continue to exercise prudent oversight of expenses, while retaining an infrastructure that is competitive, supports our growth initiatives, and proactively enhances our risk management systems as we position ourselves for future growth.”

Income Statement

•Net interest income was $82.7 million in the first quarter of 2021, up from $79.7 million in the first quarter of 2020. The increase of $3.0 million was primarily from a 22% increase in average earning assets partially offset by a reduction in net interest margin.

•Net interest margin was 2.98% for the first quarter of 2021, as compared to 3.49% for the first quarter of 2020. The decrease in margin primarily reflects a lower rate environment, significantly higher cash balances from strong deposit inflows and lower rates on Paycheck Protection Program ("PPP") loans.

2 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

•Pre-provision net revenue ("PPNR")3 was $55.3 million in the first quarter of 2021, up from $47.9 million in the first quarter of 2020. As a percent of average assets, PPNR in the first quarter of 2021 was 1.95%, down from 2.04% in the first quarter of 2020. This decline was a result of a 15.4% increase in PPNR being outpaced by a 21.9% increase in average assets.

($ in thousands)	Three Months Ended
	March 31, 2021	March 31, 2020
Net interest income (GAAP)	$82,651	$79,744
Non-interest income (GAAP)	10,587	5,470
Non-interest expense (GAAP)	(37,987)	(37,347)
Pre-provision net revenue (non-GAAP)	$55,251	$47,867

Average Assets (GAAP)	$11,517,836	$9,447,663
PPNR to Average Assets (non-GAAP)	1.95%	2.04%

•Provision for credit losses resulted in a reversal of $2.4 million in the first quarter of 2021, as compared to a provision of $14.3 million for the first quarter 2020. The reversal was driven by the improved macroeconomic outlook, improvement of credits in the loan portfolio and a reduction in total loans.

•Net charge-offs were $5.2 million in the first quarter of 2021 as compared to $2.2 million in the first quarter of 2020. On an annualized basis, this was 0.27% of average loans (excluding loans held for sale) in the first quarter of 2021, as compared 0.12% in the first quarter of 2020. Charge-offs in the first quarter of 2021 were mostly a variety of commercial C&I credits, which included two restaurants, one commercial real estate credit for a hotel and two Small Business Administration ("SBA") credits.

•Noninterest income was $10.6 million in the first quarter of 2021, as compared to $5.5 million for the first quarter 2020, a 94% increase. The increase was primarily due to a substantially higher gain on the sale of loans of $5.2 million and a $911 thousand gain from the cancellation of an FHLB borrowing for the first quarter of 2021 as compared to $0.9 million for the first quarter of 2020 (which included $2.6 million in hedge and mark-to-market losses). Residential mortgage loan locked commitments were $303.3 million for the first quarter of 2021 as compared to $422.2 million for the first quarter of 2020.

•Noninterest expenses were $38.0 million for the first quarter of 2021 as compared to $37.3 million for the first quarter 2020, a 2% increase. The major changes between the two quarters were as follows:
•Salaries and employee benefits were up $4.0 million as the number of employees increased, the incentive bonus accruals based on economic outlook were higher in the first quarter of 2021 (due to the gradual reopening of the economy) than in the first quarter of 2020 (due to the onset of the COVID-19 pandemic) and an increase in share based compensation awards and vesting in 2021.
•Legal, accounting and professional fees were down $4.0 million in the first quarter of 2021, as the first quarter of 2020 included elevated expenses from previously disclosed litigation.
•FDIC expenses were up $1.0 million off a higher deposit base.

3 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the table below.

•Efficiency ratio was 40.7% for the first quarter of 2021, an improvement from 43.8% for the first quarter of 2020. The improvement in the first quarter of 2021 over the first quarter of 2020 was from increases in noninterest income and net interest income, while non-interest expenses remained relatively flat.

•Effective income tax rate for the first quarter of 2021 was 25.1% as compared to 26.5% for the first quarter of 2020. The decrease was due primarily to an increase in Low Income Housing Tax Credits in the first quarter of 2021.

Balance Sheet

•Total assets at March 31, 2021 were $11.1 billion, up less than 1% from the prior quarter-end and up 11.4% from a year ago. The increase in assets over assets from a year ago was primarily driven by deposit inflows in the second and third quarters of 2020.

•Total loans (excluding loans held for sale) were $7.5 billion as of March 31, 2021, a decrease of 3.0% from the prior quarter end and a decrease of 4.0% from a year ago. If PPP loans were excluded, the balance was $7.0 billion4 at March 31, 2021, a decrease of 4.7% from the prior quarter end and a decrease of 11.2% from a year ago. We have continued to focus on serving our current loan clients and maintaining credit quality, over expanding the loan portfolio at lower rates and less favorable terms.

($ in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Total loans, excluding loans held for sale (GAAP)	$7,526,689	7,760,212	7,840,873
Less: PPP loans	(565,018)	(454,771)	$—
Total loans, excluding loans held for sale and PPP loans (Non-GAAP)	$6,961,671	$7,305,441	$7,840,873

•Allowance for credit losses was 1.36% of gross loans, compared to 1.41% the prior quarter-end and 1.23% a year ago. Adjusted to exclude PPP loans, which are fully government guaranteed, the allowance for credit losses was 1.47%5, compared to 1.50% the prior quarter end and 1.23% a year ago. The reduction in the allowance for credit losses in the first quarter of 2021, is due to a provision reversal of $2.4 million and net charge-offs of $5.2 million.

($ in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Allowance for credit losses, adjusted
Allowance for credit losses	$102,070	$109,579	$96,336

Total loans (GAAP)	$7,526,689	$7,760,212	$7,840,873
Less: PPP loans	(565,018)	(454,771)	—
Total loans excluding PPP loans (non-GAAP)	$6,961,671	$7,305,441	$7,840,873

Allowance for credit losses to total loans (GAAP)	1.36%	1.41%	1.23%
Allowance for credit losses to total loans excluding PPP loans (non-GAAP)	1.47%	1.50%	1.23%
4 A reconciliation of GAAP to non-GAAP financial measures is provided below.
5 A reconciliation of GAAP to non-GAAP financial measures is provided below.

•Investment portfolio had a balance of $1.4 billion at March 31, 2021, up $218 million or 18.9% from the prior quarter end and up $510 million or 59.4% from a year ago. Investments made during the quarter were primarily 20 year, 2% agency mortgage backed securities and callable agency bonds. We continue to judiciously deploy excess liquidity in to the investment portfolio to achieve higher yields over cash alternatives.

•Total deposits were $9.2 billion at March 31, 2021, up $9.6 million or 0.1% from the prior quarter end, and up $1.1 billion or 13.0% from a year ago. Deposit growth slowed in the first quarter of 2021 which allowed the Bank to reduce its excess liquidity as it deployed funds into the investment portfolio.

•Total shareholders’ equity was $1.26 billion at March 31, 2021, up $19.9 million or 1.6% from the prior quarter end, and up $98.1 million or 8.4% from a year ago. In the first quarter of 2021, the increases in stockholders equity were partially offset by common dividends declared of $7.9 million and stock repurchases of $62 thousand.
◦Book value per share was $39.45, up 1.0% from the prior quarter end and up 9.2% from a year ago.
◦Tangible book value per share was $36.166, up 1.2% from the prior quarter end and up 10.0% from a year ago.

•Capital ratios for the Company remain strong and substantially in excess of regulatory minimum requirements. Regulatory ratios based on risk based capital ratios continue to trend up, driven by strong earnings and declines in risk weighted assets, including relatively little change in outstanding loans. Tier 1 Capital which was adversely impacted by the increase in average assets, trended down.

	For the Company
	March 31, 2021	December 31, 2020	March 31, 2020	Well Capitalized Minimum
Regulatory Ratios
Total Capital (to risk weighted assets)	17.86%	17.04%	15.44%	10.00%
Tier 1 Capital (to risk weighted assets)	14.42%	13.49%	12.14%	8.00%
Common Equity Tier 1 (to risk weighted assets)	14.42%	13.49%	12.14%	6.50%
Tier 1 Capital (to average assets)	10.28%	10.31%	11.33%	5.00%

Common Capital Ratios
Common Equity Ratio	11.33%	11.16%	11.64%	—%
Tangible Common Equity Ratio	10.48%	10.31%	10.70%	—%

Additional Commentary

•Stock repurchase plan: In December 2020, the Board of Directors approved a new stock repurchase plan of up to 1,588,848 shares, or approximately 5% of shares outstanding, which commenced January 1, 2021. In the first quarter of 2021, the Company completed repurchases of 1,466 shares for $62,000 at an average cost of $42.46 per share under the Stock Repurchase Plan.
6 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

•Increase in the dividend: On March 31, 2021, the Board of Directors declared a quarterly cash dividend of $0.25 per common share payable on May 3, 2021 to shareholders of record on April 21, 2021. This was an increase over the prior quarterly dividend of $0.22 per share that had been in place since the second quarter of 2019.

•Deposit mix: The Company continues to emphasize achieving core deposit growth. The mix of average noninterest deposits to average total deposits remained favorable at 32% in the first quarter of 2021, as compared to 29% in the first quarter of 2020. In the first quarter of 2021, CDs with a total balance of $230.9 million with a weighted average rate of 1.69% matured. These CDs had weighted average term of 18 months at issuance.

•Loans closed/payoffs: We continue to seek well structured new loan opportunities. Loan payoffs in the first quarter of 2021 continued at a level similar to the fourth quarter of 2020. With new loan closings down, total loan balances (excluding loans held for sale and PPP loans) fell $344 million from the prior quarter end. Unfunded commitments declined to $1.9 billion as of March 31, 2021 as compared to $2.1 billion a year ago.

•Loan yields: In addition to the current sharply lower interest rate environment which continued from 2020, we have focused less on higher risk and higher yielding construction lending and more on strong commercial real estate credits secured by stabilized income producing properties.
◦The yield on the loan portfolio was 4.65% for the first quarter of 2021 as compared to 5.07% for the first quarter of 2020.
◦Loan yields, excluding lower yielding PPP loans, was 4.73%7 in the first quarter of 2021, as compared to 5.07% in the first quarter of 2020.

($ in thousands)	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,726,716	88,499	4.65%	7,650,993	96,401	5.07%
PPP Loan yield (non-GAAP)	516,317	$4,452	3.50%	$—	$—	—%
Loans yield, excluding PPP loans (non-GAAP)	7,210,399	84,047	4.73%	7,650,993	96,401	5.07%

•Paycheck protection program: As a SBA preferred lender, the Bank actively participated in the PPP, and at March 31, 2021 had an outstanding balance of PPP loans of $565.0 million. During the first quarter of 2021, PPP originations were $192.7 million and the PPP loans balances forgiven were $82.9 million.

•COVID-19 loan deferrals: At March 31, 2021, 58 notes were deferred with outstanding balances of $143.4 million, which was 1.9% of total loans.

•Industry segments impacted by COVID-19: Industry segments which we believe may have heightened risk from the COVID-19 pandemic are as follows:

7 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided below.

($ in thousands)	March 31, 2021
	Principal Balance	% of Total Loans
Industry
Accommodation and Food Service	$807,237	10.7%
Retail Trade	85,878	1.1%

Commercial Real Estate exposure (not included above)
Restaurant	42,386	0.6%
Hotel	26,255	0.3%
Retail	374,863	5.0%
Total	$1,336,619	17.8%

•Nonperforming loans and assets: On a linked quarter basis, both non-performing loans and assets decreased.
◦Nonperforming loans were $52.3 million or 0.69% of total loans at March 31, 2021, down from $60.9 million or 0.79% at the prior quarter end, and up from $47.7 million or 0.61% of total loans a year ago.
◦Nonperforming assets were $57.3 million or 0.51% of total assets at March 31, 2021, down from $65.9 million or 0.59% at the prior quarter end, and up from $56.0 million or 0.56% of total assets a year ago. At March 31, 2021, other real estate owned was $5.0 million, unchanged from the prior quarter end.

•Legal update: As previously disclosed by the Company, on December 24, 2020, by stipulation of the parties, the United States District Court for the Southern District of New York stayed the putative class action lawsuit filed against the Company and certain of its officers, its current and former President and Chief Executive Officer, its current and former Chief Financial Officer and its former General Counsel on behalf of persons who purchased or otherwise acquired Company securities between March 2, 2015 and July 17, 2019 (the “class”), pending a non-binding mediation that had been scheduled for April 13, 2021.

Immediately following the non-binding mediation, the lead plaintiff, on behalf of the class, the Company and each of the other defendants continued a settlement dialogue and reached an agreement to settle the putative class action lawsuit, involving a total payment by the Company of $7.5 million in exchange for the release of all of the defendants from all alleged claims in the class action suit, without any admission or concession of wrongdoing by the Company or the other defendants. The agreement remains subject to final documentation, court approval and other customary conditions. The Company expects that the full amount of a final settlement will be paid by the Company’s insurance carriers under applicable insurance policies. There can be no assurance, however, that the agreement will be fully documented, receive court approval and/or meet all other conditions.

On January 25, 2021, the Company entered into a settlement agreement with respect to a previously disclosed shareholder demand letter, covering substantially the same subject matters as the disclosed civil securities class action litigation pending in the United States District Court for the Southern District of New York (SDNY). As required by DC Superior Court administrative procedures, shareholder's counsel first filed a derivative action complaint against the individual directors and officers named in the demand letter, and the Company as nominal Defendant before filing the executed stipulation of settlement accompanied by the shareholder's brief in support of their unopposed motion to approve the settlement. Court approval of the stipulation of settlement remains pending a hearing currently scheduled for May 12, 2021.

Although the Company believes the stipulation of settlement is in the best interests of the Company’s shareholders, there can be no assurance that the stipulation of settlement will be approved by the court.

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2020, and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference call: Eagle Bancorp will host a conference call to discuss its first quarter 2021 financial results on Thursday, April 22, 2021 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code 1139926, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 6, 2021.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality, asset and loan growth and broader business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31, 2021	March 31, 2020
Income Statements:
Total interest income	$94,194	$103,801
Total interest expense	11,543	24,057
Net interest income	82,651	79,744
Provision for credit losses	(2,350)	14,310
Provision for Unfunded Commitments	(442)	2,112
Net interest income after provision for credit losses	85,443	63,322
Noninterest income (before investment gain)	10,366	4,648
Gain (loss) on sale of investment securities	221	822
Total noninterest income	10,587	5,470
Total noninterest expense	37,987	37,347
Income before income tax expense	58,043	31,445
Income tax expense	14,574	8,322
Net income	$43,469	$23,123
Per Share Data:
Earnings per weighted average common share, basic	$1.36	$0.70
Earnings per weighted average common share, diluted	$1.36	$0.70
Weighted average common shares outstanding, basic	31,869,655	32,850,112
Weighted average common shares outstanding, diluted	31,922,940	32,875,508
Actual shares outstanding at period end	31,960,379	32,197,258
Book value per common share at period end	$39.45	$36.11
Tangible book value per common share at period end (1)	$36.16	$32.86
Dividend per common share	$0.25	$0.22
Performance Ratios (annualized):
Return on average assets	1.53%	0.98%
Return on average common equity	14.05%	7.81%
Return on average tangible common equity	15.33%	8.56%
Net interest margin	2.98%	3.49%
Efficiency ratio (2)	40.74%	43.83%
Other Ratios:
Allowance for credit losses to total loans (3)	1.36%	1.23%
Allowance for credit losses to total nonperforming loans	195.25%	201.80%
Nonperforming loans to total loans (3)	0.69%	0.61%
Nonperforming assets to total assets	0.51%	0.56%
Net charge-offs (annualized) to average loans (3)	0.27%	0.12%
Common equity to total assets	11.33%	11.64%
Tier 1 capital (to average assets)	10.28%	11.33%
Total capital (to risk weighted assets)	17.86%	15.44%
Common equity tier 1 capital (to risk weighted assets)	14.42%	12.14%
Tangible common equity ratio (1)	10.48%	10.70%
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,398,155	$1,773,478
PPP loans	$565,018	$—
(continued)

	Three Months Ended
	March 31, 2021	March 31, 2020

Commercial real estate - income producing	$3,430,077	$3,827,024
Commercial real estate - owner occupied	$1,012,457	$971,634
1-4 Family mortgage	$71,209	$104,558
Construction - commercial and residential	$829,481	$969,166
Construction - C&I (owner occupied)	$152,240	$114,138
Home equity	$67,167	$78,228
Other consumer	$885	$2,647
Average Balances (in thousands):
Total assets	$11,517,837	$9,447,663
Total earning assets	$11,236,440	$9,176,174
Total loans	$7,726,716	$7,650,993
Total deposits	$9,601,249	$7,696,764
Total borrowings	$573,750	$485,948
Total shareholders’ equity	$1,254,780	$1,191,180
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides reconciliation of financial measures defined by GAAP with non-GAAP financial measures.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended
	March 31, 2021	March 31, 2020
Common shareholders' equity	$1,260,833	$1,162,777
Less: Intangible assets	(105,179)	(104,695)
Tangible common equity	$1,155,654	$1,058,082
Book value per common share	$39.45	$36.11
Less: Intangible book value per common share	(3.29)	(3.25)
Tangible book value per common share	$36.16	$32.86
Total assets	$11,127,864	$9,992,219
Less: Intangible assets	(105,179)	(104,695)
Tangible assets	$11,022,685	$9,887,524
Tangible common equity ratio	10.48%	10.70%
Average common shareholders' equity	$1,254,780	$1,191,180
Less: Average intangible assets	(105,164)	(104,697)
Average tangible common equity	$1,149,616	$1,086,483
Net Income Available to Common Shareholders	$43,469	$23,123
Annualized Return on Average Tangible Common Equity	15.33%	8.56%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
Assets	March 31, 2021	December 31, 2020	March 31, 2020
Cash and due from banks	$9,112	$8,435	$7,177
Federal funds sold	25,785	28,200	28,277
Interest bearing deposits with banks and other short-term investments	1,708,374	1,752,420	904,160
Investment securities available for sale (amortized cost of $1,365,139, $1,129,057, and $838,831, and allowance for credit losses of $78, $167, and $0, as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively).	1,369,107	1,151,083	858,916
Federal Reserve and Federal Home Loan Bank stock	33,978	40,104	39,988
Loans held for sale	142,196	88,205	60,036
Loans	7,526,689	7,760,212	7,840,873
Less allowance for credit losses	(102,070)	(109,579)	(96,336)
Loans, net	7,424,619	7,650,633	7,744,537
Premises and equipment, net	15,045	13,553	13,687
Operating lease right-of-use assets	30,707	25,237	25,655
Deferred income taxes	44,623	38,571	30,366
Bank owned life insurance	77,119	76,729	76,139
Intangible assets, net	105,179	105,114	104,695
Other real estate owned	4,987	4,987	8,237
Other assets	137,033	134,531	90,349
Total Assets	$11,127,864	$11,117,802	$9,992,219

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,594,334	$2,809,334	$1,994,209
Interest bearing transaction	862,709	756,923	931,597
Savings and money market	4,875,840	4,645,186	3,950,495
Time, $100,000 or more	513,998	546,173	608,355
Other time	351,963	431,587	656,912
Total deposits	9,198,844	9,189,203	8,141,568
Customer repurchase agreements	20,061	26,726	31,377
Other short-term borrowings	300,000	300,000	300,000
Long-term borrowings	218,175	268,077	267,784
Operating lease liabilities	33,338	28,022	28,242
Reserve for unfunded commitments	5,056	5,498	6,230
Other liabilities	91,557	59,384	54,240
Total liabilities	9,867,031	9,876,910	8,829,441
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,960,379, 31,779,663, and 32,197,258, respectively	316	315	320
Additional paid in capital	428,917	427,016	439,321
Retained earnings	833,598	798,061	710,072
Accumulated other comprehensive income (loss)	(1,998)	15,500	13,065
Total Shareholders' Equity	1,260,833	1,240,892	1,162,778
Total Liabilities and Shareholders' Equity	$11,127,864	$11,117,802	$9,992,219

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Interest Income	March 31, 2021	March 31, 2020
Interest and fees on loans	$89,238	$96,755
Interest and dividends on investment securities	4,395	5,427
Interest on balances with other banks and short-term investments	553	1,559
Interest on federal funds sold	8	60
Total interest income	94,194	103,801
Interest Expense
Interest on deposits	7,899	20,546
Interest on customer repurchase agreements	11	87
Interest on other short-term borrowings	495	357
Interest on long-term borrowings	3,138	3,067
Total interest expense	11,543	24,057
Net Interest Income	82,651	79,744
Provision for Credit Losses	(2,350)	14,310
Provision for Unfunded Commitments	(442)	2,112
Net Interest Income After Provision For Credit Losses	85,443	63,322
Noninterest Income
Service charges on deposits	977	1,425
Gain on sale of loans	5,178	944
Gain (loss) on sale of investment securities	221	822
Increase in the cash surrender value of bank owned life insurance	389	414
Other income	3,822	1,865
Total noninterest income	10,587	5,470
Noninterest Expense
Salaries and employee benefits	21,769	17,797
Premises and equipment expenses	3,618	3,821
Marketing and advertising	886	1,078
Data processing	2,814	2,496
Legal, accounting and professional fees	2,999	6,988
FDIC insurance	2,428	1,424
Other expenses	3,473	3,743
Total noninterest expense	37,987	37,347
Income Before Income Tax Expense	58,043	31,445
Income Tax Expense	14,574	8,322
Net Income	$43,469	$23,123
Earnings Per Common Share
Basic	$1.36	$0.70
Diluted	$1.36	$0.70

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,103,679	$553	0.11%	$588,148	$1,559	1.07%
Loans held for sale (1)	104,784	739	2.82%	38,749	354	3.65%
Loans (1) (2)	7,726,716	88,499	4.65%	7,650,993	96,401	5.07%
Investment securities available for sale (2)	1,268,952	4,395	1.40%	867,666	5,427	2.52%
Federal funds sold	32,309	8	0.10%	30,618	60	0.79%
Total interest earning assets	11,236,440	94,194	3.40%	9,176,174	103,801	4.55%
Total noninterest earning assets	390,775			356,317
Less: allowance for credit losses	109,379			84,828
Total noninterest earning assets	281,396			271,489
TOTAL ASSETS	$11,517,836			$9,447,663
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$771,321	$427	0.22%	$805,134	$1,666	0.83%
Savings and money market	4,839,348	3,970	0.33%	3,337,958	11,082	1.34%
Time deposits	921,208	3,503	1.54%	1,287,310	7,798	2.44%
Total interest bearing deposits	6,531,877	7,900	0.49%	5,430,402	20,546	1.52%
Customer repurchase agreements	20,615	11	0.22%	30,008	87	1.17%
Other short-term borrowings	300,003	495	0.66%	220,058	357	0.64%
Long-term borrowings	253,132	3,137	4.96%	235,882	3,067	5.14%
Total interest bearing liabilities	7,105,627	11,543	0.66%	5,916,350	24,057	1.64%
Noninterest bearing liabilities:
Noninterest bearing demand	3,069,372			2,266,362
Other liabilities	88,057			73,771
Total noninterest bearing liabilities	3,157,429			2,340,133
Shareholders’ Equity	1,254,780			1,191,180
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,517,836			$9,447,663
Net interest income		$82,651			$79,744
Net interest spread			2.74%			2.91%
Net interest margin			2.98%			3.49%
Cost of funds			0.42%			1.06%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $7.8 million and $4.3 million for the three months ended March 31, 2021 and March 31, 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
		Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2021	2020	2020	2020	2020	2019	2019	2019
Total interest income	$94,194	$94,680	$93,833	$97,672	$103,801	$107,183	$109,034	$108,279
Total interest expense	11,543	13,262	14,795	16,309	24,057	26,473	28,045	26,950
Net interest income	82,651	81,418	79,038	81,363	79,744	80,710	80,989	81,329
Provision for credit losses	(2,350)	4,917	6,607	19,737	14,310	2,945	3,186	3,600
Provision for unfunded commitments	(442)	406	(2,078)	940	2,112	—	—	—
Net interest income after provision for credit losses	85,443	76,095	74,509	60,686	63,322	77,765	77,803	77,729
Noninterest income (before investment gain (loss))	10,366	9,722	17,729	11,782	4,648	6,845	6,161	5,797
Gain (loss) on sale of investment securities	221	165	115	713	822	(111)	153	563
Total noninterest income	10,587	9,887	17,844	12,495	5,470	6,734	6,314	6,360
Salaries and employee benefits	21,769	20,151	19,388	17,104	17,797	19,360	19,095	17,743
Premises and equipment	3,618	3,301	5,125	3,468	3,821	3,380	3,503	3,652
Marketing and advertising	886	1,161	928	1,111	1,078	1,200	1,210	1,268
Other expenses	11,714	10,396	11,474	13,209	14,651	10,786	9,665	10,696
Total noninterest expense	37,987	35,009	36,915	34,892	37,347	34,726	33,473	33,359
Income before income tax expense	58,043	50,973	55,438	38,289	31,445	49,773	50,644	50,730
Income tax expense	14,574	12,081	14,092	9,433	8,322	14,317	14,149	13,487
Net income	43,469	38,892	41,346	28,856	23,123	35,456	36,495	37,243
Per Share Data:
Earnings per weighted average common share, basic	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08
Earnings per weighted average common share, diluted	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08
Weighted average common shares outstanding, basic	31,869,655	32,037,099	32,229,322	32,224,695	32,850,112	33,468,572	34,232,890	34,540,152
Weighted average common shares outstanding, diluted	31,922,940	32,075,175	32,250,885	32,240,825	32,875,508	33,498,681	34,255,889	34,565,253
Actual shares outstanding at period end	31,960,379	31,779,663	32,228,636	32,224,756	32,197,258	33,241,496	33,720,522	34,539,853
Book value per common share at period end	$39.45	$39.05	$37.96	$36.86	$36.11	$35.82	$35.13	$34.30
Tangible book value per common share at period end (1)	$36.16	$35.74	$34.70	$33.62	$32.86	$32.67	$32.02	$31.25
Dividend per common share	$0.25	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22
Performance Ratios (annualized):
Return on average assets	1.53%	1.39%	1.57%	1.12%	0.98%	1.49%	1.62%	1.74%
Return on average common equity	14.05%	12.53%	14.46%	9.84%	7.81%	11.78%	12.09%	12.81%
Return on average tangible common equity	15.33%	13.69%	15.93%	10.80%	8.56%	12.91%	13.25%	14.08%
Net interest margin	2.98%	2.98%	3.08%	3.26%	3.49%	3.49%	3.72%	3.91%
Efficiency ratio (2)	40.74%	38.34%	38.10%	37.18%	43.83%	39.71%	38.34%	38.04%
Other Ratios:
Allowance for credit losses to total loans (3)	1.36%	1.41%	1.40%	1.36%	1.23%	0.98%	0.98%	0.98%
Allowance for credit losses to total nonperforming loans	195.25%	179.80%	189.83%	184.52%	201.80%	151.16%	127.87%	192.70%
Nonperforming loans to total loans (3)	0.69%	0.79%	0.74%	0.74%	0.61%	0.65%	0.76%	0.51%
Nonperforming assets to total assets	0.51%	0.59%	0.62%	0.69%	0.56%	0.56%	0.66%	0.45%
Net charge-offs (annualized) to average loans (3)	0.27%	0.28%	0.26%	0.36%	0.12%	0.16%	0.08%	0.08%
Tier 1 capital (to average assets)	10.28%	10.31%	10.82%	10.63%	11.33%	11.62%	12.19%	12.66%
Total capital (to risk weighted assets)	17.86%	17.04%	16.72%	16.33%	15.44%	16.20%	16.08%	16.36%
Common equity tier 1 capital (to risk weighted assets)	14.42%	13.49%	13.19%	12.79%	12.14%	12.87%	12.76%	12.87%
Tangible common equity ratio (1)	10.48%	10.31%	11.18%	11.17%	10.70%	12.22%	12.13%	12.60%
Average Balances (in thousands):
Total assets	$11,517,836	$11,141,826	$10,473,595	$10,326,709	$9,447,663	$9,426,220	$8,923,406	$8,595,523
Total earning assets	$11,236,440	$10,872,259	$10,205,939	$10,056,500	$9,176,174	$9,160,034	$8,655,196	$8,328,323
Total loans	$7,726,716	$7,896,324	$7,910,260	$8,015,751	$7,650,993	$7,532,179	$7,492,816	$7,260,899
Total deposits	$9,601,249	$9,227,733	$8,591,912	$8,482,718	$7,696,764	$7,716,973	$7,319,314	$6,893,981
Total borrowings	$573,750	$596,307	$596,472	$598,463	$485,948	$449,432	$345,464	$470,214
Total shareholders’ equity	$1,254,780	$1,235,174	$1,211,145	$1,179,452	$1,191,180	$1,194,337	$1,197,513	$1,166,487
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.